EXHIBIT 6.4CE

                                  GROUND LEASE


         THIS LEASE ("Lease") is made and entered into this 21st day of February, 1995 by and between Peter D. Fonberg Investments (hereinafter called "Landlord") and Fresh'n Lite, Inc. (hereinafter called "Tenant").


1. DEMISED PREMISES: Landlord, for and in consideration of the Covenants hereinafter contained and made on the part of the Tenant, does hereby demise and lease unto Tenant, and Tenant does hereby lease from Landlord, the parcel of land ("Land") which is located in Dallas, County of Dallas, State of Texas, containing approximately 33,810 square feet, not including roads or public right of ways, being more particularly described in Exhibit A attached hereto and made a part hereof, together with and subject to Landlord's easement rights and appurtenances thereto, together with and subject to the rights of ingress, egress and parking over, across and upon the Land for the entire term of this lease, and all improvements now located thereon, and all easements and appurtenances in Landlord's adjoining and adjacent land, highways, roads, streets, lanes, whether public or private, reasonably required for the installation, maintenance, operation and service of sewers, war gas, drainage, electricity and other utilities and for drive-ways and approaches to and from abutting highways, streets, and roads for the use and benefit of the above described parcel of real estate including the improvements to be erected thereon (the Land, together with the improvements to be erected thereon are sometimes referred to herein collectively as the "Premises"). Tenant acknowledges that it is leasing the Land subject to all easements (whether express or implied), including those of record, for rights of ingress, egress and parking over, across and upon the Land for the benefit of all adjoining landowners.

2.       LEASE TERM:

         a. Primary Term. The term of this Lease shall commence on the date of last execution hereof and end twenty (20) years from the date upon which Tenant is obligated to pay its first payment of Base Annual Rental described in paragraph 3 below. When the term hereof is ascertainable and specifically fixed, or otherwise agreed to by Landlord and Tenant, Landlord and Tenant shall enter into a supplement agreement, which shall specif the actual date for the expiration of the original term of this Lease and for the commencement of accrual of rent payable hereunder by Tenant.

         b. Option to Extend. Landlord does hereby grant to Tenant the right, privilege and option to extend this lease for a period of five (5) years from the date of expiration hereof, upon the same terms and conditions as herein contained, except rental as herein contained, upon notice in writing to Landlord of Tenant's intention to exercise said option, given at least six (6) months prior to the expiration of the term hereof. Ir the event that Tenant shall have exercised said option to extend the term of this Lease, Landlord does hereby grant to Tenant the right, privilege and option again to extend this Lease for one (1) successive period of five (5) years, upon the same terms and conditions except rental as herein contained, upon notice to Landlord of Tenant's intention to exercise each said option, given at least six (6) months prior to the expiration of the preceding extension of the term hereof.

3. RENTAL: Tenant agrees to pay as rental for the use and occupancy of the Premises, at the times and in the manner hereinafter provided, the following sums of money.



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         "Base Annual Rental":  Tenant,  in consideration  of said demise,  does hereby Covenant and agree with Landlord to pay to Landlord annualized rents (but payable monthly) as follows:


Term                        Base Annual Rental                Monthly Rental
----                        ------------------                --------------
Years 1-5                   $51,000                           $4,250
Years 6-10                  $55,000                           $4,583
Years 11-15                 $62,000                           $5,167
Years 16-20                 $65,000                           $5,417
First Renewal Term          $69,000                           $5,750
Second Renewal Term         $73,000                           $6,083

in advance, without notice or invoice from Landlord, upon tile first day of every month during the term hereof commencing upon opening of the Fresh'n Lite Restaurant (the "Restaurant") or two hundred and ten (210) days the date of this Lease, whichever is sooner and ending upon termination of this Lease, whichever is sooner and ending upon termination of this Lease. In the event such rental shall be determined to commence on a day other than the first day of a month then the Base Annual Rental for the period from such commencement date until the first day of the month next following shall be prorated accordingly. Tenant's duty and obligations to pay the Base Annual Rental is a separate and independent covenant of Tenant separate and apart from and not contingent upon Landlord's performance or failure to perform its obligations under this Lease and Tenant's remaining obligations under this Lease.

         All sums of money due under the terms of this Lease including Base Annual Rental shall be paid or mailed to:

         Peter D. Fonberg Investments
         5452 Glen Lakes, Suite #203
         Dallas, Texas 75231

or to such other payee or address as Landlord may designate, in writing, to Tenant.

4. COVENANTS AND REPRESENTATIONS: Landlord hereby represents that all water and gas mains, electric power lines, sanitary and storm sewers (the "Utilities") are located at the property line, in the public right-of-way, of the demised premises and are available and adequate for Tenant's intended use In the event Tenant determines that the Utilities are unacceptable for its needs, Tenant, within sixty (60) days of the last execution hereof, may (i) elect, at Tenant's expense, to extend the Utilities to meet its needs, or (ii) deliver written notice to Landlord of the unacceptability of such Utilities and the requirements necessary to make such Utilities acceptable and if Landlord fails to remedy the problem within thirty (30) days of receipt of such notice, Tenant may terminate this Lease. In the event the Utilities are acceptable or Tenant elects to make them acceptable, Tenant agrees to extend the Utilities to the western boundary of the Premises.

5.       CONSTRUCTION PERMITS - TERMINATION:

         a. On or before ninety (90) days from the date hereof, Tenant shall make a determination that it can obtain such licenses, permits and other administrative approvals (hereinafter collectively called "Permits") as may be necessary to Construct and operate a restaurant together with signage acceptable to Tenant (provided such signage meets the requirements of the City sign ordinance and the construction of any pylon or billboard sign will not impede the right of Landlord to signage on the remainder of its property abutting the Premises), including Tenant's identification pole sign, in accordance with Tenant's plans and specifications, as such plans and specifications may be hereafter changed or modified by Tenant with Landlord's prior written consent, which consent will not be unreasonably withheld.


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         b. Unless Tenant delivers written notice to Landlord within ninety (90)
days from tile date hereof that Tenant is unable to obtain the Permits, Tenant shall be deemed to have accepted the Premises and this Term and be presumed to have obtained the Permits. However, if within such ninety (90) day period, Tenant has delivered written notice to Landlord that Tenant has instituted legal proceedings or is exhausting administrative remedies in order to procure the necessary Permits, Tenant shall have an additional thirty (30) days within which to satisfy itself that it may obtain the Permits (the "Extension Period").
Tenant agrees to apply for permits without unreasonable delay upon execution hereof. Provided Tenant has diligently pursued the issuance of building permits from the City of Dallas, if, at the expiration of the Extension Period, Tenant has not satisfied itself that it can obtain all necessary Permits, Tenant shall have the right to terminate this Lease without liability.

6.       TAXES:

         a. Landlord represents and warrants that all taxes on the Land, except current taxes not delinquent, have been paid in full. Landlord, after receipt of any tax notice or bill on the Premises, shall promptly furnish Tenant with a copy of such document.

         b. Tenant covenants and agrees to pay, before they become delinquent, all ad valorem real property taxes and special assessment affecting the Premises which accrue and are payable for the period commencing (120) days from the date of this Lease. Tenant acknowledges that it will receive from Landlord a combined tax statement representing taxes for the Premises and Landlord's adjoining land, and Tenant agrees to pay its proportionate share of such taxes as determined on a pro-rata per square foot basis.

         c. If Tenant desires to contest any ad valorem real property taxes or assessments or the validity of any tax and gives Landlord written notice of this intention, then Tenant may contest the assessment or tax without being in default hereunder; provided, however, that Tenant shall post a bond with Landlord or otherwise provide for the payment of such taxes or assessments reasonably acceptable to Landlord, so that Landlord may insure the payment of such taxes or assessments if Tenant's contests of such tax or assessment shall fail. Landlord agrees to cooperate with any such effort by Tenant. Tenant agrees to indemnify Landlord and hold Landlord harmless from all costs, expenses and damages whatsoever arising out of any such contest by Tenant.

7. LIENS AND ENCUMBRANCES: The Landlord and Tenant covenant each with the other not to permit any lien to be filed against the Premises on account of non-payment or dispute with respect to labor or materials furnished in connection with construction or any subsequent repairs, modifications or additions thereto nor shall the parties permit any judgement, lien or attachment to lie against the Premises for any reason. Should any lien of any nature be filled against the Premises the party from whose fault or alleged debt such lien arises shall within thirty (30) days cause such lien to be removed by substitution of collateral or otherwise.

         In the event that Tenant, any subtenants or assigns acquire personal property to be installed and used upon the premises subject to a conditional sales contract, chattel mortgage or other security agreement, Landlord agrees to execute and deliver to any such secured creditor a waiver of any lien Landlord may have upon such personal property. Such waiver will be on a form reasonably acceptable to Landlord authorizing the secured creditor to enter upon the Premises and remove such personal property in the event of default under the terms of the security agreement. Tenant agrees to indemnify defend, and hold Landlord harmless from and against any claims, causes of action, damages, expenses (including


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attorneys' fees) and loss incident to, resulting from, or in any way arising out of Tenant's failure to keep the Premises free from liens and encumbrances described in this Paragraph 7.

         Any memo of lease or construction contract shall contain a notice no Contractor, materialman or laborer may file any liens impacting the fee title to the property. Any such lien shall on the face of such claim shall be asserted solely against the leasehold interest of the Tenant.

8.       INSURANCE:

         a. Tenant covenants and agrees at its own expense to insure and keep insured the building or buildings constructed by Tenant thereon against loss or damage by fire and by extended coverage for not less than one hundred percent (100%) of insurable value in responsible insurance companies licensed in the state in which the Premises are located. Subject to the terms of paragraph 17 hereof, such insurance to be made payable in case of loss to Tenant and Landlord as named insured, with the insurer agreeing to give Landlord fifteen (15) days notice of cancellation. In the event that Tenant shall mortgage its leasehold estate, the mortgagee shall also be named as an additional insured.

         b. Tenant shall also maintain and keep in force for the mutual benefit of Landlord and Tenant general public liability insurance against claims for personal injury, death, or property damage occurring in, on or about the Premises or sidewalks or premises adjacent to the Premises to afford protection to the limit of not less than $1,000,000.00 in respect to injury or death of a single person and to the limit of not less than $2,000,000.00 in respect to any one accident and to the limit of $500,000.00 in respect to property damage.

         c. In the event that either party shall at any time deem the limits or cost of such insurance to be excessive or insufficient, the proper and reasonable limits for such insurance to be maintained in force shall be determined by arbitration in accordance with the Rules of the American Arbitration Association.

         d. Each party hereto waives any and every claim which arises or may arise in its favor and against the other party hereto during the term of this Lease for any and all loss of, or damage to, any of its property which loss or damages is insured. Because the above mutual waiver shall preclude the assignment of any claim by way of subrogation (or otherwise) to any insurance company (or any other person), each party agrees to immediately give to each insurance company that has issued policies relating to the Property written notice of the terms of the mutual waiver, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance coverages by reason of such waivers.

9.       USE AND RESTRICTION:

         a. "Use" means the operation of a healthier choice restaurant on the Premises. Tenant shall comply with and abide by all applicable governmental laws, ordinances and regulations in its use of the Premises.

         b. Provided that Tenant has performed all of its covenants and obligations under this Lease arid is not otherwise in default hereunder and provided that Landlord is continuing to operate as a Fresh'n Light under its original concept, Landlord agrees during the term of this Lease and any options that Landlord will refrain from leasing land owned by Landlord adjacent to the Premises to (i) any restaurant whose primary gross sales from this restaurant (being defined as 80% or more) are delicatessen foods; (ii) Eureka; (iii) Fresh Choice; and (iv) Bless Your Heart. If Tenant ceases to operate as a Fresh 'n Light


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under its orig concept or if Tenant  subleases  the  Premises to another  party, then the provisions of this Paragraph 9b shall be null, void, and of no further force or effect.

10.      LEASE IMPROVEMENTS:

         a. Landlord shall have the right to approve Tenant's plans and specifications for Lease improvements and any subsequent alterations to the Premises, which approval shall not be unreasonably withheld. If Landlord fails to respond to Tenant's written request for approval within twenty (20) days after receipt of Tenant's plans, Landlord's approval shall be deemed granted.

         b. Tenant shall have the right to change its exterior signage provided such signage does not impact the visibility of other signage on Landlord's adjacent property and complies with the sign ordinances of the City of Dallas and make interior nonstructural alterations and improvements to the Premises without the consent of Landlord. Tenant shall have the right to remove any such nonstructural alterations at any time during the term of this Lease, or any extension or renewal thereof provided Tenant repairs all damage to the Premises as a result of such removal within a reasonable time.

         c. Throughout the term of this Lease, Tenant shall, at its sole cost and expense, provide security for the Premises and repair and maintain the Premises (including parking area and drives) in first class condition and repair and with appropriate lighting to maintain a safe and secure environment in accordance with all applicable laws, rules, ordinances, orders, and regulations of any federal, state, county, municipal, and other governmental entities having jurisdiction over the Premises, and all applicable rules, orders, and regulations of the insurance underwriting board having jurisdiction over the insurance companies insuring all or any part of the Premises. Tenant shall, at its sole cost and expense, diligently and promptly make or cause to be made all necessary repairs and replacements to the Premises to maintain or comply with the foregoing sentence. Landlord shall not be required to furnish any services or facilities or make any repairs to the Premises. Without diminishing the foregoing obligations of Tenant, should Tenant fail to make any necessary repairs within thirty (30) days after notification by Landlord of such failure, Landlord may, but shall in no event be required to, make such repairs for Tenant's benefit and the expense thereof shall constitute additional rent which shall be immediately paid by Tenant to Landlord upon demand. In addition, Landlord shall have any and all other remedies provided hereunder for a default by Tenant should Tenant fail to comply with the foregoing.

         d. Tenant shall be responsible for, and shall bear all costs and expenses associated with, any and all alterations to the Premises which may be required by tile Americans With Disabilities Act of 1990 (the "ADA"), and for the accommodation of disabled individuals who may be employed from time to time by Tenant, or any disabled customers, clients, guests, or invitees or sublessees. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability incurred arising from the failure of the Premises to conform with the ADA, including the cost of making any alterations, renovations or accommodations required by the ADA or any government enforcement agency, or any courts, and any and all fines, civil penalties, and damages awarded against Landlord resulting from the violation of the ADA, and all reasonable legal expenses and court costs incurred in defending claims made under the ADA, including without limitation reasonable consultants and attorneys' fees, expenses and court costs. The terms and provisions of this paragraph shall survive the termination or expiration this Lease.

         e. Notwithstanding any provision of this Lease to the contrary, Landlord and Tenant agree that Tenant shall have performed substantial completion of construction of the Restaurant in conformity with the plans and specifications approved by Landlord within nine (9) months from the date of this Lease. Tenant's failure to comply with this obligation shall constitute a default by Tenant of its covenants and


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obligations  under this Lease and will  entitle  Landlord to its remedies in the event of default as provided in this Lease and under applicable law.

11. ASSIGNMENT AND SUBLETTING: Tenant may, after obtaining the prior written consent of Landlord, sublet or assign this Lease or its rights hereunder to any person, firm or corporation having experience in the operation of Tenant's type of business as described in Paragraph 9, which consent will not be unreasonably withheld. In such event Tenant shall remain liable for the payment of all rent and other charges required to be paid hereunder and for the performance of all terms, covenants and conditions herein undertaken by Tenant. Without limitation, it is agreed that Tenant shall have the right to mortgage or otherwise encumber its leasehold interest.

12. MORTGAGING OF LEASEHOLD ESTATE: In the event that Tenant shall mortgage its leasehold estate and the mortgagee or holders of the indebtedness secured by the leasehold mortgage or trust deed shall notify Landlord in the manner hereinafter provided for the giving of notice of the execution of such mortgage or trust deed and name the place for service of notice upon such mortgage or holder of indebtedness, then, in such event, Landlord hereby agrees for the benefit of such mortgagees or holders of indebtedness from time to time:

         a. That Landlord will give to any such mortgagee or holder of indebtedness simultaneously with service on Tenant a duplicate of any and all notices or demands given by Landlord to Tenant from time to time asserting a breach by Tenant of any of its obligations under this Lease.

         b. That such mortgagee or holder of indebtedness shall have the privilege of performing any of Tenant's covenants hereunder or of curing any default by Tenant hereunder or of exercising any election, option or privilege conferred upon Tenant by the terms of this Lease.

         c. That, except for the right to terminate contained in Paragraph 5 of this Lease, no right, privilege or option to cancel or terminate this Lease available to Tenant shall be deemed to have been exercised effectively unless joined in by any such mortgagee or holder of the indebtedness.

13.      DEFAULT:

         a. The following shall be events of default hereunder: (1) Tenant fails to pay when due any of the Base Rent or other charges provided for herein, (2) Tenant fails to promptly keep and perform any other covenant in this Lease; provided further, however Landlord shall, prior to taking any action for such an event of default, give Tenant notice specifying the default(s), and Tenant shall have fifteen (15) days after receipt of said notice to correct any non-monetary default, or (3) Tenant vacates all or a portion of the Premises. If Tenant fails to correct said default(s) within the specified time periods, Landlord may terminate this Lease and re-enter the Premises and take possession thereof, re-take possession but not terminate this Lease, or exercise such other rights and pursue such other remedies and damages against Tenant as a result of Tenant's breach as provided by law.

         b. In the event Landlord consents to an assignment or sublease of this Lease or the Premises, and should any default occur requiring notice as hereinbefore provided in this Article 13, Landlord agrees that it will use reasonable efforts to furnish Tenant with a copy of such notice at the same time that it is sent to such assignee or sublessee. In the event that such default is not corrected by such assignee or sublessee during the specified time periods, Tenant shall have an additional period of ten (10) days to correct such default, and upon correction of such default, Tenant shall have the right and option to resume actual possession of the Premises as Tenant hereunder for the unexpired term of this Lease.



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         c. Should  there be any default or breach of this breach on the part of
Landlord, Tenant shall give Landlord written notice thereof, and Landlord shall correct such breach or default within thirty (30) days after such notice. Should Landlord fail to correct such breach or default, Tenant may pursue any legal or equitable remedy to which it is entitled.

14. HOLDING OVER: In the event Tenant continues to occupy the Premises after the last day of the term hereby created, or after the last day of any extension of said Term, and the Landlord elects to accept rent thereafter, a tenancy from month to month only shall be created (and not for any longer period) at one hundred fifty percent (150%) of the immediately prior month's rent.

15.      CONDEMNATION:

         a. In the event all of the land is taken or condemned by any competent authority, this Lease will terminate as of the earlier of the date of possession of the Premises by the condemning authority or the date of the title transfer. Tenant shall have the right to prosecute its claim for an award based on its leasehold estate and the damage to its business only. In the event a substantial portion, as defined in the immediately succeeding paragraph, of the Premises is taken or condemned by any competent authority, Tenant shall have the right (i) to terminate the Lease as of the earlier of the transfer of title or the date of the taking of possession by the condemning authority, in which event any unearned rent paid or credited will be refunded by Landlord to Tenant, or (ii) to continue the Lease in full force and effect with a reduced fixed rental commensurate with the reduced area and/or reduced utility of the Premises as mutually determined in lieu of the amount of Base Rent hereinabove provided, which reduced rental will become effective upon the earlier of the date of tide transfer or the date of such taking. Tenant shall elect between these rights and give notice to Landlord of its election within sixty (60) days after the date when possession of the pertinent portion of the Premises is required by the condemning authority. In the event less than a substantial portion of the Premises is taken by the condemning authority, then the Base Rent shall not be affected.

         b. A "substantial portion", as used in the foregoing Subparagraph a, is defined to be any of the following: (i) any part of the Building; (ii) fifteen percent (15%) or more of the parking area; (iii) fifteen percent (15) or more of the Land; (iv) loss through the taking of condemnation of direct access from the Premises to any adjacent street or highway; or (v) a portion of land or improvements the absence of which would have a substantial adverse impact on Tenant's business conducted on or from the Premises.

         c. If any award is made for the condemning or taking of all or any part of the Premises during the original term of this Lease or any of the Extension Periods, then Landlord and Tenant shall share in any award made for condemning or taking the improvements to the extent of their interest in the Premise. Tenant's interest shall be comprised solely of Tenant's leasehold estate and damage to its business.

         d. Termination of the Lease because of condemnation shall be without prejudice to the rights of either Landlord or Tenant to recover from the condemnor compensation and damages for the injury and loss sustained by them as a result of such taking and Tenant shall have the right to make a claim against the condemning authority solely for loss of profits or damage to its business by the taking or condemnation.

16. COVENANT OF TITLE AND QUIET ENJOYMENT: Landlord covenants that Landlord is well seized of and has good title to the Premises free and clear of all liens, encumbrances and restrictions, except as may be shown by a current title commitment for the Land. Landlord warrants and will defend


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the title  thereto,  and will  indemnify  Tenant  against any damage and expense which Tenant may suffer by reason of any lien, encumbrance, restriction or defect in the title or description herein of the Premises. If, at any time, Landlord's title or right to receive rent hereunder is disputed, or there is a change of ownership of Landlord's estate by act of the parties or operation of law, Tenant may withhold rent thereafter accruing until Tenant is furnished proof satisfactory to it as to the party entitled thereto.

17.      DAMAGE TO OR DESTRUCTION OF IMPROVEMENTS:

         a. If the building on the Premises shall be damaged by fire or other casualty prior to the last five (5) years of the original term of this Lease, the Premises shall be restored to the same condition as prior to the damage. It is understood and agreed that if the cost of the restoration exceeds the amount of the insurance recovery, Tenant will pay such excess. In no event will rent abate during any period of untenantability.

         b. If the building on the Premises shall be damaged by fire or other casualty during the last five (5) years of the original term of this Lease, or during any option period of this Lease, to the extent of fifty percent (50%) or more of the insurable value of the building, Tenant may, at Tenant's option, to be evidenced by notice given to Landlord within thirty (30) days after the occurrence of such damage or destruction, elect to terminate this Lease as of the date of the damage or destruction and, in such event, all of the insurance proceeds shall be paid over to the Landlord.

         c. If the building on the Premises shall be damaged by fire or other casualty during the last five (5) years of the original term of this Lease, or during any option period of this Lease, to the extent of less than fifty percent (50%) of the insurable value of the building, then Tenant shall be obligated to restore the Premises to the same condition as prior to the damage. It is understood and agreed that if the cost of the restoration exceeds the amount of insurance recovery, Tenant will pay such excess. In no event will rent abate during any period of untenantability.

18. TRADE FIXTURES: Landlord agrees that all trade fixtures, machinery, equipment, furniture or other personal property of whatever kind and nature kept or installed on the Premises by Tenant or its subtenants shall not become the property of Landlord or a part of the realty (if not permanently affixed to the Premises or ordinarily considered a part of the realty including but not limited to lighting fixtures, plumbing and the HVAC system) and may be removed by Tenant or its subtenants, in their discretion, at any time and from time to time during the entire term of this Lease and any renewals, provided Tenant shall first and promptly repair any damage to Premises resulting from the removal. Upon request of Tenant or Tenant's assignees or subtenants, Landlord shall execute and deliver any real estate consent or waiver forms submitted by any vendors, landlords, chattel mortgagees or holders or owners of any trade fixtures, machinery, equipment, furniture or other personal property of any kind and description kept or installed on the Premises by any subtenant setting forth the fact that Landlord waives, in favor of such vendor, lessor, chattel mortgagee or any holder or owner, any lien, claim, interest or other right therein superior to that of such vendor, landlord, chattel mortgagee, owner or holder. Landlord shall further acknowledge that property covered by such consent to waiver forms is personal property and is not to become a part of the realty no matter how affixed thereto and that such property may be removed from the Premises by the vendor, Landlord, chattel mortgagee, owner or holder at any time upon default by the Tenant, or subtenant in the terms of such chattel mortgage or other similar documents, free and clear of any claim or lien of Landlord, provided Tenant shall first and promptly repair any damage to Premises resulting from the removal.

19.      NON-DISTURBANCE AND ATTORNMENT:



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         a. If at the execution of this Lease there are any present mortgage(s),
Lien(s) or encumbrance(s) against the Premises, Landlord shall have the mortgagee(s), lienholder(s) or other secured party(ies), as a further condition
precedent  to  the  Commencement  Date,  execute  non-disturbance   agreement(s)
providing that such holder(s) will recognize Tenant's Lease of the Land and will not disturb Tenant's quiet possession of the Land as long as Tenant is not in default of any of the provisions of this Lease. Before Landlord shall have the right to further encumber the Land or seek any modification or extension of existing encumbrances, Landlord must first secure for Tenant's benefit a written non-disturbance agreement, in the form set forth above, and accordingly, Tenant will then execute and deliver such further instruments subjecting this Lease to the lien of any such loan or mortgage and agreeing to attorn to said mortgagee(s) based on their priority as shall be required by such mortgagee.

         b. If Landlord defaults in making payment under any mortgage or mortgages, or if Landlord is in breach or in default of any such mortgage or mortgages in any respect, Tenant shall have the right and option to make all rental payments thereafter becoming due under this Lease to the mortgagee in lieu of Landlord, upon notice therefrom, and payments so made shall discharge the obligation of Tenant hereunder respecting the payment of Base Rent.

20. LANDLORD'S RIGHT OF ACCESS: Landlord, its employees, agents and representatives, shall have the right to enter upon the Premises at any time for the purpose of making inspections or performing any work which Landlord elects to undertake (although it shall have no obligation whatsoever to do so) made necessary by reason of Tenant's default hereunder; provided, however, that, excepting cases of an emergency or unless Landlord obtains the Tenant's prior consent, Landlord shall not enter the Premises without notification to Tenant at least twenty-four (24) hours in advance.

21. INDEMNITY: Except for the claims, rights, recovery and causes of action that Landlord has released in Paragraph 8.c. above, Tenant shall indemnify, defend, and hold Landlord, its employees, partners, directors, officers, agents, invitees and contractors, from and against all claims, causes of action, damages, losses, costs, and expenses (including attorneys' fees) resulting or arising from or in connection with any and all injuries or death of any person or damage to any property caused or alleged to have been caused by any acts, omissions, or negligence of Tenant, its employees, officers, directors, agents, customers, invitees, or guests, or any parties contracting with Tenant relating to the Premises including, without limitation, environmental conditions caused during the term of this Lease. The foregoing shall not apply to the gross negligence or wilful misconduct of Landlord. This paragraph 21 shall survive the expiration or termination of this Lease.

22. EVIDENCE OF TITLE: Within thirty (30) days from the date of last execution of this Lease, Tenant at Tenant's expense shall apply for leasehold title insurance from a title company acceptable to Tenant in the amount of not less than One Hundred and Fifty Thousand and no/100 ($150,000.00) dollars, or that is required by law, or the title insurer, effective as of the date hereof, showing title in Landlord. If such report discloses any conditions, restrictions, liens, encumbrances, easements or covenants not previously disclosed to Tenant and which, in Tenant's reasonable opinion, would affect Tenant's use and enjoyment of the Premises, and appurtenant easements, Landlord shall have sixty (60) days from the date of issuance of such title report, binder or commitment to cure such defects and to furnish a title report, binder or commitment showing such defects cured or removed. If such defects in title are not so cured within sixty
(60) days, Tenant may, at its option, give written notice to Landlord within five (5) days thereafter terminating this Lease. In the event this Lease is so terminated, all monies, deposits and instruments shall be returned to the respective parties. Immediately upon final execution of the Lease, Landlord shall deliver to Tenant's title company, if so required, all prior title evidence in Landlord's possession.



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23. BORING AND PERCOLATION  CONTINGENCIES:  Tenant shall have the right,  within thirty (30) days from the date hereof, to perform such boring and percolation tests as may be required to determine the physical characteristics, including the water table of substrata, of the Premises. In the event any such report indicates, in Tenant's sole judgment, that the Premises are unsatisfactory for Tenant's intended use, Tenant may, at its option, declare this Lease to be null and void and of no further force and effect. Tenant agrees to keep the results of such surveys, studies, tests, or borings confidential and, in the event Tenant terminates this Agreement based on such results, Tenant will deliver the originals and all copies of such results to Landlord. Tenant covenants and agrees that the Premises shall not be damaged or impaired in any way as a result of such activities on the Premises, and hereby agrees to indemnify, defend, and hold Seller harmless from and against any and all claims, causes of action, damages and expenses (including attorneys' fees) incident to, resulting from, or in any way arising out of Tenant's, or Tenant's agents' or representatives', presence in, on, or about the Premises, or out of any such test, inspection, or study conducted by Tenant on the Premises without regard to the underlying cause or causes of such claims, causes of action, damages or expenses. Such indemnity shall survive the term of this Lease or any termination hereof.

24. SURVEY: Tenant may order a current certified topographical survey by a licensed surveyor within thirty (30) days from the last execution of this Lease If said survey discloses unsuitable or interfering easements or encroachments or that the location, area, dimensions and shape of the demised premises are not as represented by Landlord, then Tenant shall have the right to terminate this Lease, by written notice to Landlord within such thirty (30) day period, and declare same null and void and of no force and effect and all monies, deposits and instruments shall be returned to the respective parties.

25. ENVIRONMENTAL MATTERS: Tenant shall have the right to conduct an environmental audit of the Premises, at its cost, within ninety (90) days from the date hereof. Such audit shall be conducted pursuant to standard quality control assurance procedures reasonably satisfactory to Landlord and Tenant. Tenant shall determine within said ninety (90) day period whether the audit discloses condition(s) which, in Tenant's reasonable opinion, make the Premises unsuitable for its purposes. If Tenant fails to advise Landlord that it is dissatisfied with the condition of the Premises within such ninety (90) day period, Tenant shall be deemed to have approved the condition of the Premises. Notwithstanding anything stated elsewhere in this Lease, if Tenant is not satisfied with the condition of the Premises and so timely notifies Landlord within said ninety (90) day period, this Lease shall terminate and neither party shall have any further liability or responsibility thereunder and, in such event, Landlord shall return to Tenant all sums deposited by Tenant with Landlord pursuant to the terms of this Lease. Tenant hereby indemnifies, defends, and holds Landlord harmless from any damages, costs, losses, claims, or causes of action relating to or in any way arising out of such environmental audits allowed by this paragraph. Tenant hereby agrees that no activity will be conducted on the Premises that will produce any environmentally hazardous or sensitive substances or which violate any statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment ("Hazardous Substance"). Tenant shall be responsible for obtaining any required permits in paying any fees and providing any testing required by any governmental agency and the Premises will not be used in any manner for the storage of any Hazardous Substances except for the storage of such materials that are used in the ordinary course of Tenant's business and are stored in a manner and location meeting all applicable laws. Tenant will not install any underground storage tanks of any type and will not allow any surface or subsurface conditions to exist or come into existence that constitute or with the passage of time may constitute a public or private nuisance or a Hazardous Substance. If hazardous materials are brought onto or found on the Property, same shall be immediately removed with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all applicable laws by Tenant. Landlord hereby agrees to indemnify and hold Tenant harmless from any expense, cleanup costs, or other damage from any Hazardous Substance or other condition on the Premises that violates any state or federal statute or


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regulation and which Hazardous  Substance or condition existed prior to the date of this Lease. Tenant hereby agrees to indemnify and hold harmless Landlord from any expense, cleanup costs, or other damage from any Hazardous Substance or other existing condition on the Premises that violates any state or federal statute or regulation and which Hazardous Substance or condition was created on or subsequent to the date of this Lease. The terms of this paragraph 26 shall survive the expiration or termination of this Lease.

26. ADDITIONAL SITE IMPROVEMENTS: Tenant agrees to construct, compact, fill, grade, pave and stripe on the cross hatched land owned by Landlord as shown on Exhibit "A" in accordance with plans, specifications, and cost approved by Landlord prior to the commence of work. Landlord agrees to reimburse Tenant for all reasonable costs for such work within thirty (30) days of satisfactory completion of the work. Landlord agrees to maintain, repair and replace if necessary said cross hatched areas. In the event Landlord fails to maintain, repair or replace, Tenant shall have the right but not the obligation to enter upon said lands and perform any and all work necessary to provide for the ingress, egress and parking required for the operation of Tenant upon its premises. In the event Tenant undertakes any repair, maintenance or replacement, Landlord shall, upon demand, reimburse Tenant for all reasonable costs therefor.

27. NOTICES: Notices or demand required to be seen or served by either party to this Lease by the other party shall be deemed to have been duly given or served only if in writing and either personally delivered or deposited in the U.S. Mail, Certified Mail, return receipt requested, postage prepaid, addressed as follows:

     To The Landlord At: 5452 Glen Lakes, Suite #203, Dallas,  Texas 75231
     Attn: Mitchell Fonberg

     To The Tenant At: 2804 Judson Road,  Second  Floor,  Longview,  Texas 75605
     Attn: Stanley Swanson or Curtis Swanson

Such addresses may be changed from time to time by either party by serving notices as provided above. Notwithstanding anything herein to the contrary, Landlord shall be under no obligation or duty to provide notices to any mortgagee, Tenant, subtenant, or other party unless such party has provided to Landlord in writing its name and address and statement of interest as it pertains to this Lease.

28. ENTIRE AGREEMENTS: MODIFICATION; SEVERABILITY: This Lease contains the entire agreement between the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, entered into prior to the execution of this Lease, will alter the covenants, agreements and undertakings herein set forth This Lease shall not be modified in any manner, except by an instrument in writing executed by the parties. If any term or provision of this Lease or the application thereof to any person or circumstances shall to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

29. NUMBER AND GENDER: All of the terms and words used in this Lease regardless of the number and gender in which they were used, shall be deemed and construed to include any other number (singular or neuter), as the context or sense of this Lease or any paragraph or clause hereof may require the same as if the words had been fully and properly written in the number and gender.

30. APPLICABLE LAW: This Lease shall be construed and interpreted in accordance with the laws of the State of Texas, and venue for any actions in connection herewith shall lie in Dallas County, Texas.


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         IN WITNESS  WHEREOF,  Landlord and Tenant have  executed  this Lease to become effective as of the date first written above.

                                    LANDLORD:

                                    PETER D. FONBERG INVESTMENTS



                                     By:
                                     Name:
                                     Title:


                                     TENANT:

                                     FRESH'N LITE,
                                     a Delaware corporation



                                     By:
                                     Name:
                                     Title:



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